EXHIBIT 23.1

The Board of Directors and Stockholders
Checkers Drive-In Restaurants, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-47063, 33-63992, and 33-80236) on Form S-8 of Checkers Drive-In Restaurants, Inc. of our report dated March 21, 2000, relating to the consolidated balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of January 3, 2000, and December 28, 1998 and the related consolidated statement of operations and comprehensive income, shareholders' equity, and cash flows for each of the years in the two-year period ended January 3, 2000, which appears in the January 3, 2000, annual report on Form 10-K of Checkers Drive-In Restaurants, Inc.

/s/ KPMG LLP
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KPMG LLP
Tampa, Florida
April 3, 2000